Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Anthony J. Cavanna
Chief Financial Officer
(540) 542-6300

Harriet Fried
Lippert/Heilshorn & Assoc.
(212) 838-3777

Trex Company Announces Reduction in Workforce

WINCHESTER, Va. – February 22, 2008 – Trex Company, Inc. (NYSE: TWP), manufacturer and distributor of Trex® decking, railing, fencing and trim, today announced it has reduced its workforce by approximately 30 salaried employees. The downsizing, which affected salaried employees at the Company’s corporate headquarters, R&D facility and Fernley, NV and Winchester, VA manufacturing plants, will result in annual savings of approximately $3.5 million.

President and Chief Executive Officer Ronald W. Kaplan commented, “The streamlining of our workforce is the first in a series of steps aimed at substantially reducing our cost structure. Other measures are being planned to reduce costs and enhance productivity. We see many opportunities to make Trex a leaner and more effective company and are determined to restore it to strong growth and profitability as quickly as possible.”

The functional areas affected by the workforce reduction are broad based, including marketing, IT, engineering, R&D, human resources, materials purchasing, manufacturing and distribution. The Company will take an estimated $475,000 charge for severance payments in the quarter ending March 31, 2008. All eligible employees will receive severance compensation.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with over 15 years of product experience. Products are marketed under the brand name Trex®. Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes™ and PVC trim under the trademark Trex Trim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Escapes™ and Trex Trim™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company’s expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products; the sensitivity of the Company’s business to general economic conditions; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company’s report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007 and its subsequent filings on Form 10-Q and Form 8-K discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.